                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 15, 1997

     Please take notice that the Annual Meeting of Stockholders of GZA GeoEnvironmental Technologies, Inc. (the "Company") will be held at the Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, July 15, 1997, commencing at 10:00 a.m. local time, for the following purposes:

     1. To elect four Class II directors of the Company, each for a three-year term.

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending February 28, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 20, 1997 as the record date for the meeting. Only stockholders of record as of such date will be entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                            By Order of the Board of Directors

                                            HELGA FINLAY THOMPSON
                                            Secretary

June 10, 1997

                            YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE
                                ANNUAL MEETING.

                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                               320 NEEDHAM STREET
                          NEWTON UPPER FALLS, MA 02164

                                PROXY STATEMENT

       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 1997

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of GZA GeoEnvironmental Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "1997 Annual Meeting") to be held at The Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on Tuesday, July 15, 1997, commencing at 10:00 a.m. local time, and at any adjournments thereof.

     At the 1997 Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the election of four Class II directors of the Company and to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for the Company's 1998 fiscal year.

     The Board of Directors of the Company has fixed the close of business on May 20, 1997 as the record date for the 1997 Annual Meeting. Only stockholders of record as of such date will be entitled to receive notice of, and to vote at, the 1997 Annual Meeting. At such date, there were 4,013,548 shares of common stock, par value $.01 per share, of the Company ("Common Stock") outstanding and entitled to vote.

     Reference to the Company in this Proxy Statement shall, unless the context does not permit, include the Company and its direct and indirect subsidiaries, including, without limitation, GZA GeoEnvironmental, Inc. ("GZA
GeoEnvironmental"), GZA Remediation, Inc. ("GZA Remediation"), and GZA Drilling, Inc. ("GZA Drilling").

     The date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders of the Company is on or about June 10, 1997.

PROXIES

     Each copy of this Proxy Statement is accompanied by a form of proxy which is being solicited by the Board of Directors of the Company. You are requested to complete, sign, date, and promptly return the accompanying form of proxy in the self-addressed envelope provided. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the 1997 Annual Meeting in accordance with the instructions therein.

     If instructions to the contrary are not contained therein, proxies will be voted: FOR the election of M. Joseph Celi, Lewis Mandell, Andrew P. Pajak and William E. Hadge as Class II directors of the Company; and FOR ratifying the appointment of Coopers & Lybrand L.L.P. as the Company's auditors for the 1998 fiscal year.

     Any proxy signed and returned by a stockholder may be revoked at any time before it is voted by giving written notice of such revocation to the Company's Secretary at its principal executive offices, by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The Company's principal executive offices are located at 320 Needham Street, Newton Upper Falls, Massachusetts 02164.

     Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote. Votes withheld from any nominee for election as director, abstentions, and broker "non-votes" will be counted as present or represented at the meeting for purposes of determining the presence or absence of a quorum for the meeting. A broker "non-vote" occurs when a broker or other nominee who holds shares for a beneficial owner withholds his or her vote on a particular proposal with respect to which the nominee does not have discretionary voting power or instructions from the beneficial owner. Abstentions with respect to a proposal are included in the number of shares voting on such proposal. "Non-votes" are not so included. An automated system administered by the Company's transfer agent tabulates the votes.

     The cost of proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited principally through use of the mails, but officers, directors and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone, telegraph or special letter. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of shares held of record by them.

OTHER MATTERS TO BE CONSIDERED

     As of the date of the Proxy Statement, the Board of Directors of the Company does not know of any matters not set forth herein that may be presented for consideration at the 1997 Annual Meeting. If any other such matters are properly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each containing, insofar as possible, an equal number of directors. Directors are elected for three-year terms, with the term of one of the three classes expiring each year, concurrently with the Company's Annual Meeting. The number of directors constituting the full Board of Directors of the Company is currently ten, consisting of three Class I directors, four Class II directors, and three Class III directors.

     The term of the Company's Class I directors, Donald T. Goldberg, Thomas W. Philbin and Irvine G. Reinig II, expires in 1998. The term of the Company's Class III directors, Timothy W. Devitt, Paul F. Gorman and Joseph D. Guertin, expires in 1999.

     The term of M. Joseph Celi, Lawrence Feldman, Lewis Mandell and Andrew P. Pajak, the Company's current Class II directors, expires immediately following the 1997 Annual Meeting. In furtherance of the Board's policy encouraging rotation among its employee directors, Mr. Feldman, an officer of GZA GeoEnvironmental who has served as a director since 1994, has indicated that he does not intend to stand for reelection as a director. The Board has nominated Messrs. Celi, Mandell and Pajak for reelection as Class II directors and has nominated William E. Hadge for election as a Class II director. If they are elected, the terms of Messrs. Celi, Mandell, Pajak and Hadge will expire in 2000.

     If a quorum is present at the 1997 Annual Meeting, a plurality of the votes cast will be required to elect as Class II directors the nominees of the Board of Directors, Messrs. Celi, Mandell, Pajak and Hadge. The Board of Directors recommends that stockholders vote FOR the proposal to elect Messrs. Celi, Mandell, Pajak and Hadge as Class II directors.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each director of the Company continuing in office, each nominee for election as director, and each executive officer of the Company, including information regarding executive offices held by such persons with the Company's operating subsidiaries.

         NAME OF INDIVIDUAL           AGE                  PRINCIPAL POSITION
------------------------------------  ---   -------------------------------------------------
Donald T. Goldberg(1)(2)............  68    Chairman of the Board of Directors

Andrew P. Pajak.....................  47    Director, President and Chief Executive Officer
                                            of the Company; President of GZA GeoEnvironmental

M. Joseph Celi......................  63    Director and Executive Vice President --
                                            Remediation Services of the Company; Executive
                                            Vice President -- Remediation Services of GZA
                                            GeoEnvironmental; President of GZA Remediation;
                                            President of GZA Drilling

Richard M. Simon....................  51    Executive Vice President -- Professional Practice
                                            of the Company; Executive Vice President --
                                            Professional Practice of GZA GeoEnvironmental

John E. Ayres.......................  60    Executive Vice President -- Business Development
                                            of the Company; Executive Vice President --
                                            Business Development of GZA GeoEnvironmental

Irvine G. Reinig II.................  50    Director of the Company

Joseph D. Guertin, Jr...............  55    Director of the Company; Senior Vice President of
                                            GZA GeoEnvironmental

William E. Hadge....................  41    Nominee for election as Director of the Company;
                                            Senior Vice President of GZA GeoEnvironmental

Joseph P. Hehir.....................  52    Senior Vice President, Chief Financial Officer
                                            and Treasurer of the Company

Lewis Mandell(1)....................  54    Director of the Company

Thomas W. Philbin(1)................  58    Director of the Company

Paul F. Gorman(2)...................  73    Director of the Company

Timothy W. Devitt(2)................  52    Director of the Company

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Donald T. Goldberg has served as the Company's Chairman of the Board since 1989. Mr. Goldberg also served as the Company's Chief Executive Officer from 1989 to 1995, and as President of GZA GeoEnvironmental from 1966 to 1990 and from 1992 to 1993.

     Andrew P. Pajak has been Chief Executive Officer and President of the Company and President of GZA GeoEnvironmental since August 1996. Mr. Pajak has been a Director of the Company since September 1996. Mr. Pajak was Executive Vice President of Michael Baker Corporation, an engineering, construction and operations and maintenance services firm, from 1994 to 1996, and President and Chief Executive Officer of Baker Environmental, Inc., a wholly-owned subsidiary of Michael Baker Corporation, from 1990 to 1996.

     M. Joseph Celi has been a director of the Company and President of GZA Remediation since 1991. In 1996 Mr. Celi was appointed to the positions of Executive Vice President -- Remediation Services of the Company, Executive Vice President -- Remediation Services of GZA GeoEnvironmental and President of GZA Drilling. From 1984 to 1990, Mr. Celi was President and Chief Executive Officer of The Carlson Group, an architectural, engineering and construction firm. From 1990 to 1991, Mr. Celi served as a consultant to the construction and engineering industries.

     Richard M. Simon has been Executive Vice President -- Professional Practice of the Company since 1995 and Executive Vice President -- Professional Practice of GZA GeoEnvironmental since 1992. Dr. Simon was a director of the Company from 1989 to 1993, and a Senior Vice President of GZA GeoEnvironmental from 1986 to 1992. Dr. Simon served as Central New England Regional Manager of GZA GeoEnvironmental from 1990 to 1993.

     John E. Ayres has been Executive Vice President -- Business Development of the Company since 1995 and Executive Vice President -- Business Development of GZA GeoEnvironmental since 1992. Mr. Ayres was a director of the Company from 1989 to 1993 and President of GZA GeoEnvironmental from 1989 to 1992.

     Irvine G. Reinig II has been a director of the Company since 1992 and was a Senior Vice President of GZA GeoEnvironmental from 1990 until April 1996. Mr. Reinig served as the New York Regional Manager of GZA GeoEnvironmental from 1990 to 1994.

     Joseph D. Guertin, Jr. has been a director of the Company since 1996 and has been a Senior Vice President of GZA GeoEnvironmental since 1990. Mr. Guertin was a director of the Company from 1989 to 1991.

     William E. Hadge has been nominated for election as a director of the Company. If elected, Mr. Hadge will replace Lawrence Feldman upon expiration of Mr. Feldman's three-year term as a Class II director. Mr. Hadge joined GZA in 1979 and has been a Senior Vice President of GZA GeoEnvironmental since 1993.

     Joseph P. Hehir has been the Chief Financial Officer and Treasurer of the Company since 1993 and a Senior Vice President of the Company since 1995. Mr. Hehir has been Treasurer of GZA GeoEnvironmental since 1988 and was a Senior Vice President of GZA GeoEnvironmental from 1990 to 1995.

     Lewis Mandell has been a director of the Company since 1991. Dr. Mandell has been Dean of the Business School of Marquette University since 1995. Dr. Mandell was a professor of finance and political science at the University of Connecticut from 1980 to 1995. He also serves as a director of the Variable Annuities of Traveler's Corporation.

     Thomas W. Philbin has been a director of the Company since 1993. Dr. Philbin has been the President and a director of HEC, Inc., an energy conservation consulting firm, since 1991. Dr. Philbin was the Executive Director of Brown, Rudnick, Freed & Gesmer, a Boston law firm, from 1988 to 1990. Dr. Philbin was President of CompuChem Laboratories, Inc., an analytical laboratory specializing in forensic and environmental analysis, from 1987 to 1988.

     Paul F. Gorman has been a director of the Company since 1991. Mr. Gorman has been Vice Chairman of the Board of Directors of Viceroy, Inc., a pipe fabrication and construction services company, since 1990. Mr. Gorman was Chairman of the Board of Chas. T. Main, Inc., an engineering and construction management firm, from 1985 to 1990, and served as Chairman of the Board, Emeritus, of Chas. T. Main from 1990 to 1991.

     Timothy W. Devitt has been a director of the Company since 1993. Mr. Devitt has been a Director of Putnam, Hayes & Bartlett, Inc., a management consulting firm, since 1990 and a Principal of that firm since 1987.

SECTION 16 COMPLIANCE

     Section 16 of the Securities and Exchange Act of 1934, as amended ("Section 16"), requires the Company's officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish the Company with copies of all such forms they file. Based on the

Company's review of the forms that it has received, and on written representations from certain reporting persons, the Company believes that, except as set forth below, during the fiscal year ended February 28, 1997, all reports required by Section 16 have been properly and timely filed. Richard M. Simon filed a Form 5 late with respect to a single transaction.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal year 1997, the Board of Directors of the Company held 8 scheduled meetings and 3 special meetings, and the Audit Committee and the Compensation Committee, which are the only standing committees of the Board of Directors, held 3 meetings and 10 meetings, respectively. No director attended fewer than 75 percent of the meetings of the Board of Directors and of the committees on which he served.

     The Audit Committee currently consists of Messrs. Mandell and Philbin, neither of whom is an employee of the Company, and Donald T. Goldberg, the Chairman of the Board and former Chief Executive Officer of the Company. Since January 1, 1997, Mr. Goldberg has been employed by the Company on a part-time basis. See "Certain Transactions". The Audit Committee confers with the Company's independent public accountants concerning the scope of their examinations of the Company's financial statements, the Company's accounting policies and internal accounting controls and the results of the independent public accountants' audit examination, and recommends the selection of the Company's independent public accountants to the Board of Directors. The Committee's duties do not include accounting or auditing functions, which are the responsibility of the Company's officers and its independent public accountants.

     The Compensation Committee, which currently consists of Messrs. Gorman and Devitt, neither of whom is an employee of the Company, and Mr. Goldberg, oversees compensation policy, executive salaries, profit sharing, stock options, employee stock purchase and other benefit and incentive compensation plans, and employment contracts.

DIRECTORS' COMPENSATION

     Since retiring as the Company's Chief Executive Officer in September 1995, the Chairman of the Board, Donald T. Goldberg, has been compensated for both his service as Chairman and for engineering and management consulting services rendered. In the period from March 1, 1996 through December 31, 1996 Mr. Goldberg received a monthly fee of $8,333 plus expenses (total compensation for the 10-month period of $83,330). Since January 1, 1997, Mr. Goldberg has been employed by the Company on a part-time basis and has received no separate compensation for his service as a director.

     During fiscal year 1997, each non-employee director of the Company, excluding the Chairman of the Board (Messrs. Gorman, Devitt, Mandell, Philbin and Reinig), was paid an annual retainer of $3,000 and $1,000 for each Board meeting attended, plus expenses incurred in attending all such meetings. Non-employee directors may also be compensated at the rate of $1,000 per day and receive reimbursement for travel and other expenses for Board-related activities. Mr. Gorman is compensated at the rate of $1,250 per quarter and Messrs. Devitt, Mandell and Philbin at the rate of $750 per quarter for Committees of the Board on which they serve, and each receives reimbursement for travel and other expenses. Messrs. Gorman, Devitt, Mandell, Philbin and Reinig received $19,500, $17,500, $18,375, $15,500 and $12,750, respectively, plus reimbursable expenses, for such activities during fiscal year 1997. Each non-employee director (other than Mr. Goldberg) may also provide management consulting services to the Company, for which he is compensated on an hourly basis. Messrs. Gorman, Philbin and Reinig received $2,938, $5,500 and $1,666 respectively, plus expenses, for such services in fiscal year 1997. Directors who are employees of the Company are not compensated separately for serving as directors.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation earned by the Company's Chief Executive Officer, former Chief Executive Officer, and four other most highly paid executive officers (the "Named Executive Officers") for services rendered to the Company during its fiscal years ending February 28, 1997, February 29, 1996 and February 28, 1995.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL             LONG-TERM
                                                  COMPENSATION        COMPENSATION
                                               ------------------  -------------------       ALL OTHER
              NAME AND                FISCAL    SALARY     BONUS               OPTIONS/   COMPENSATION(1)
         PRINCIPAL POSITION            YEAR      ($)        ($)    AWARDS($)   SARS(#)          ($)
------------------------------------- ------   --------   -------  -------     -------    ---------------
A.P. Pajak...........................  1997    $ 96,357   $17,000  $30,000(2)   10,000       $  48,637
  Chief Executive Officer              1996       --        --       --          --            --
  and President                        1995       --        --       --          --            --

L. M. Seale..........................  1997    $117,638     --       --          --          $ 123,018
  Chief Executive Officer and          1996    $178,079   $16,912    --          --          $  11,937
  President (through 8/96)             1995    $168,858     --       --          --          $   8,235

M. Joseph Celi.......................  1997    $150,295   $ 7,713    --         13,400(3)    $  12,480
  Executive Vice President --          1996    $150,010   $23,000    --          --          $  10,263
  Remediation Services of the Company  1995    $148,794     --       --          --          $   8,220

R. M. Simon..........................  1997    $140,005   $ 7,332    --          6,200       $   8,514
  Executive Vice President --          1996    $140,005   $ 7,955    --          --          $   8,268
  Professional Practice of the         1995    $138,865   $ 2,000    --          --          $   7,762
  Company and GZA GeoEnvironmental

J. E. Ayres..........................  1997    $139,795   $ 5,300    --          --          $  10,206
  Executive Vice President --          1996    $140,005   $ 4,615    --          --          $   9,039
  Business Development of the Company  1995    $138,865     --       --          --          $   7,762
  and GZA GeoEnvironmental

W. R. Beloff.........................  1997    $130,208   $12,500    --          4,000(3)    $   7,110
  Senior Vice President                1996    $121,126   $21,037  $ 9,546(2)    3,182       $   7,332
  of GZA GeoEnvironmental              1995    $120,518   $17,000    --          --          $   6,872

---------------

(1) Amounts shown consist of the Company's contribution under the Company's 401(k) Profit Sharing Plan, the value of employer-paid premiums for term life insurance programs, reimbursement of non-deductible moving expenses, severance payments to the former Chief Executive Officer and a sign-on bonus paid to the Company's new Chief Executive Officer. For fiscal year 1997, the Company's contributions under the 401(k) Profit Sharing Plan for the accounts of the Named Executive Officers were as follows: Mr. Seale, $6,718; Mr. Pajak, $0; Mr. Celi, $6,718; Mr. Simon, $6,270; Mr. Ayres, $6,270; and
    Mr. Beloff, $5,754. For fiscal year 1997, the value of employer-paid premiums for term life insurance paid for the accounts of the Named Executive Officers was as follows: Mr. Seale, $6,300; Mr. Pajak, $812; Mr. Celi, $5,762; Mr. Simon, $2,244; Mr. Ayres, $3,936; and Mr. Beloff, $1,356.
    For the fiscal year 1997, the value of a sign-on bonus paid to Mr. Pajak was $10,000 and the value of non-deductible moving expenses reimbursed to Mr. Pajak was $37,825. For the fiscal year 1997, the value of severance payments made to Mr. Seale was $110,000.

(2) Represents the value, on the date of grant, of shares of Common Stock of the Company ("Restricted Stock") granted under the Company's 1995 Stock Incentive Plan. The shares of Restricted Stock vest in five equal annual installments beginning on the first anniversary date and concluding on the fifth anniversary date of the Restricted Stock Award Agreement. The unvested portion of the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of. In the event that GZA is acquired by, or merged with, another firm, the unvested portion of Mr. Pajak's Restricted Stock shall be fully vested. In the event of termination of employment by the Company for any reason, any unvested shares of Restricted Stock will be forfeited to the Company. The value of the Restricted Stock held by Messrs. Pajak and Beloff on February 28, 1997 was $31,250 and $9,944, respectively.

(3) The options issued to Mr. Celi and Mr. Beloff represent options granted on July 9, 1996 to replace a like number of options granted prior to fiscal year 1997. These options were replaced in connection with an offer by the Company to exchange existing Incentive Stock Options (ISOs) carrying an exercise price of $5.25 for new ISOs carrying an exercise price of $3.50.

OPTION/SAR GRANTS

     The following table provides certain information with respect to options granted to each Named Executive Officer during the fiscal year ended February 28, 1997 under the Company's 1989 Incentive Stock Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                            PERCENT                                    ANNUAL RATES OF
                           NUMBER OF        OF TOTAL                                     STOCK PRICE
                           SECURITIES     OPTIONS/SARS                                 APPRECIATION FOR
                           UNDERLYING      GRANTED TO                                   OPTION TERM(1)
                          OPTIONS/SARS    EMPLOYEES IN    EXERCISE OR    EXPIRATION  --------------------
          NAME              GRANTED       FISCAL YEAR     BASE PRICE       DATE       5%($)       10%($)
------------------------  ------------    ------------    -----------    ---------   -------     --------
A.P. Pajak..............     75,000           22.3%          $3.50        12/31/01   $72,524     $160,259

M.J. Celi(2)............      7,200            2.1%          $3.50         10/1/01   $ 6,962     $ 15,385
                              6,200            1.8%          $3.50        12/31/01   $ 5,995     $ 13,248

R.M. Simon..............      6,200            1.8%          $3.50        12/31/01   $ 5,995     $ 13,248

J.E. Ayres..............         --             --              --              --        --           --

W.R. Beloff(2)..........      4,000            1.2%          $3.50        12/31/01   $ 3,868     $  8,547

---------------

(1) "Potential Realizable Value" represents a calculation of the hypothetical appreciation in the value of Common Stock underlying the options from its fair market value at the date of grant ($3.50 per share) at assumed rates of appreciation set forth in the table, compounded annually over the term of the option (approximately 5 years). Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock.

(2) Options granted to Mr. Celi and Mr. Beloff represent options repriced from prior grants and reissued in fiscal year 1997.

YEAR-END OPTION TABLE

     The following table sets forth certain information regarding stock options held as of February 28, 1997 by the Named Executive Officers.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED                  IN-THE-MONEY
                         SHARES                      OPTIONS/SARS                  OPTIONS/SARS
                        ACQUIRED                  AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                           ON       VALUE     ---------------------------   ---------------------------
                        EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         NAME             (#)        ($)          (#)            (#)            ($)            ($)
----------------------  --------   --------   -----------   -------------   -----------   -------------
L. M. Seale...........     --         --           --             --            --             --
A. P. Pajak...........     --         --         15,000         60,000          --             --
M. J. Celi............     --         --         12,160(2)       1,240(2)       --             --
R. M. Simon...........     --         --          4,960          1,240          --             --
J. E. Ayres...........     --         --           --             --            --             --
W. R. Beloff..........     --         --          1,600(2)       2,400(2)       --             --

---------------
(1) The options for all Named Executive Officers were out-of-the-money on February 28, 1997, i.e., the exercise price of the options exceeded the closing price of the Company's Common Stock on that date as reported by the Nasdaq National Market.
(2) The options held by Mr. Celi and Mr. Beloff represent options granted on July 9, 1996 to replace a like number of options granted prior to fiscal year 1997. These options were replaced in connection with an offer by the Company to exchange existing Incentive Stock Options (ISOs) carrying an exercise price of $5.25 for new ISOs carrying an exercise price of $3.50.

                        TEN-YEAR OPTION/SAR REPRICING(1)

                              NUMBER OF                                                           LENGTH OF
                              SECURITIES                                                          ORIGINAL
                              UNDERLYING    MARKET PRICE OF   EXERCISE PRICE                     OPTION TERM
                             OPTIONS/SARS    STOCK AT TIME      AT TIME OF                    REMAINING AT DATE
                             REPRICED OR    OF REPRICING OR    REPRICING OR    NEW EXERCISE    OF REPRICING OR
       NAME          DATE      AMENDED         AMENDMENT        AMENDMENT         PRICE           AMENDMENT
------------------- ------   ------------   ---------------   --------------   ------------   -----------------
M.J. Celi.......... 9/7/93       7,200           $5.25            $ 6.28          $ 5.25      8 Years 1 Month
                    7/9/96       7,200           $3.50            $ 5.25          $ 3.50      5 Years 3 Months
                    7/9/96       6,200           $3.50            $ 5.25          $ 3.50      5 Years 6 Months
W.R. Beloff........ 7/9/96       4,000           $3.50            $ 5.25          $ 3.50      5 Years 6 Months
J.P. Hehir......... 7/9/96       6,200           $3.50            $ 5.25          $ 3.50      5 Years 6 Months

---------------

(1) See Compensation Committee Report on Executive Compensation for report on repricing of options.

CERTAIN AGREEMENTS OF DIRECTORS AND EXECUTIVE OFFICERS

     Each of Messrs. Pajak, Simon, Ayres, Celi, Beloff, Feldman, Guertin, Hadge and Hehir has entered into a Non-Competition and Non-Disclosure Agreement with the Company which provides, among other things, that following the termination of his employment, and provided that he complies with certain non-competition covenants set forth in the agreement, he may be entitled to receive, for a period of up to twelve months following such termination, his base salary and certain other benefits.

     The Stock Performance Graph and Compensation Committee Report on Executive Compensation set forth below shall not be deemed to be filed or incorporated by reference in any filing by the Company with the Securities and Exchange Commission.

                            STOCK PERFORMANCE GRAPH

     The following Stock Performance Graph sets forth the cumulative total shareholder return of the Company's Common Stock with the cumulative total return of the equity securities included in the National Association of Securities Dealers Automated Quotation System ("Nasdaq") Index, and of the equity securities of a peer group of issuers in the environmental consulting industry selected by the Company. The issuers included in the peer group are: EA Engineering Science & Technology, Inc.; Fluor Daniel/GTI, Inc.; Ecology and Environment, Inc.; EMCON Associates; GZA GeoEnvironmental Technologies, Inc.; Harding Associates, Inc.; Versar, Inc.; and Roy F. Weston, Inc. The Stock Performance Graph assumes a $100 investment in each issuer on March 1, 1992 and compares the market value of such investment (assuming reinvestment of dividends, if any) as of the last day of February in each of the five succeeding years. The Company paid no dividends during the period shown.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                 AMONG GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                 GZA             PEER GROUP         BROAD MARKET
1992                                        100                 100                 100
1993                                     103.33               79.91              100.16
1994                                     153.33               74.67              127.62
1995                                      80.00               50.28              121.85
1996                                      90.00               46.74              168.25
1997                                      83.33               38.62              201.94

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during fiscal year 1997 were Paul F. Gorman and Timothy W. Devitt, neither of whom is or ever has been an officer or employee of the Company or any of its subsidiaries or a party to any relationship of a character required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the Securities and Exchange Commission. In addition, Donald T. Goldberg, who was employed by the Company as its Chief Executive Officer until his retirement in September 1995, was elected to the Compensation Committee in October 1995. Since January 1997, Mr. Goldberg has been employed by the Company on a part-time basis. See "Certain Transactions".

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of the Board of Directors has furnished the following report on executive compensation for fiscal year 1997.

     Compensation Policies. The purpose of the Company's policy for compensating its executive officers is to establish aggregate compensation levels which are consistent with the Company's financial performance; to provide appropriate incentives to promote individual performance and goal achievement, thereby enhancing Company profitability and thus shareholder value; and, to grant total compensation sufficiently competitive to retain and, when necessary, attract executive officers capable of leading the Company in the attainment of its business objectives.

     In fiscal year 1997, base salaries were selectively increased so as to remain competitive with the levels of compensation paid by comparable firms. Senior executives and selected other Company employees also may qualify for cash bonuses through participation in the Company's Incentive Compensation Plan. To maintain an emphasis on incentive-based compensation, the dollar increases in base salary for fiscal year 1997 were modest, and the amount of bonus compensation which could potentially be earned under the Incentive Compensation Plan based on the Company's performance remained significant.

     In addition to the Incentive Compensation Plan, senior executives are eligible to participate in various benefit programs provided to all full-time employees in varying degrees -- including the Company's 401(k) Profit Sharing Plan and a supplemental insurance program whereby term insurance premiums are paid by the Company on behalf of senior executives and selected other Company employees.

     Base Salaries. The salaries of the executive officers are established annually by evaluating requirements of the position, the contribution of the individual executive to Company performance and the executive's responsibility, experience and potential. Base salaries of executive officers are intended to be comparable to median salaries of a peer group of comparably-sized companies and to salaries of executive officers reported in an environmental industry salary survey. In making such comparisons, the Company's financial performance as well as non-financial measures such as contributions to the success of the Company's strategic plan are considered. In fiscal year 1997, the base salaries of the executive officers named in the Summary Compensation Table, other than the Chief Executive Officer, were selectively increased, as compared with 1996, to be consistent with their current duties and responsibilities.

     Chief Executive Officer Compensation. Leonard M. Seale held the position of Chief Executive Officer through August 25, 1996, and received a base salary at the annual rate of $190,000 for fiscal year 1997. Andrew P. Pajak assumed the position of Chief Executive Officer in August 1996, with an annual base salary of $193,000. Mr. Pajak also received a restricted stock grant valued at $30,000 on the date of grant and a sign-on bonus of $10,000. Mr. Pajak has a potential bonus consistent with the policy (as previously stated) of providing a significant portion of total compensation in the form of incentive compensation. Mr. Pajak was paid a total bonus of $17,000 under the Company's Incentive Compensation Plan for the partial fiscal year 1997 during which he was in office.

     Report on Repricing of Options/SARs. The July 1996 repricing of options held by certain Named Executive Officers described in the Ten-Year Option/SAR Repricing table reflects the Compensation Committee's desire to utilize incentive stock options to motivate employees, including senior executives, and to encourage employee ownership of the Company's Common Stock. The Compensation Committee and full Board of Directors have determined that to provide maximum incentive for employees, incentive stock options should be granted at exercise prices equal to, or not materially in excess of, the market price of the Common Stock. Consistent with past practice and Compensation Committee policy, outstanding options held by Named Executive Officers and other employees, which were materially out-of-the-money on the date of repricing, were repriced at $3.50 per share, the approximate market price in July 1996.

     Communications with Shareholders. The Committee is responsible for communicating with shareholders regarding the Company's compensation policy and to ensure that the Board of Directors understands shareholders' perspectives regarding executive compensation. Members of the Committee may, when appropriate, respond to shareholder concerns about compensation in subsequent reports or proxy statements. Comments and questions may be addressed to:

                              PAUL F. GORMAN, P.E.
                            c/o GZA GeoEnvironmental
                               Technologies, Inc.
                               320 Needham Street
                          Newton Upper Falls, MA 02164

                            TIMOTHY W. DEVITT, P.E.
                            c/o GZA GeoEnvironmental
                               Technologies, Inc.
                               320 Needham Street
                          Newton Upper Falls, MA 02164

                            DONALD T. GOLDBERG, P.E.
                  c/o GZA GeoEnvironmental Technologies, Inc.
                               320 Needham Street
                          Newton Upper Falls, MA 02164

                             Compensation Committee

                           By:  Paul F. Gorman, Chair
                                Timothy W. Devitt
                                Donald T. Goldberg

                            As of February 28, 1997

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at May 20, 1997, the record date for the Annual Meeting, by each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, each of the Company's current directors and nominees for election as director, each of the Named Executive Officers, and all directors and officers of the Company as a group:

                                                                    NUMBER OF       PERCENT OF
                                                                      SHARES        OUTSTANDING
                        NAME OF INDIVIDUAL OR                      BENEFICIALLY       COMMON
                      NUMBER OF PERSONS IN GROUP                     OWNED(1)          STOCK
     ------------------------------------------------------------  ------------     -----------
     Heartland Advisors(2).......................................       498,600         12.4%
     William S. Zoino(2).........................................       428,368         10.7%
     Donald T. Goldberg(2)(3)....................................       359,260          9.0%
     Joseph D. Guertin, Jr.......................................       174,004          4.3%
     John E. Ayres...............................................       168,286          4.2%
     Richard M. Simon(4).........................................        73,905          1.8%
     Lawrence Feldman............................................        58,224          1.5%
     William R. Beloff...........................................        55,521          1.4%
     Joseph P. Hehir.............................................        42,687          1.1%
     Irvine G. Reinig II.........................................        30,245          0.8%
     Andrew P. Pajak.............................................        25,000          0.6%
     M. Joseph Celi..............................................        22,141          0.6%
     William E. Hadge............................................        17,584          0.4%
     Lewis Mandell...............................................         5,600          0.1%
     Timothy W. Devitt...........................................         4,850          0.1%
     Paul F. Gorman(5)...........................................         1,600          0.0%
     Thomas W. Philbin...........................................           600          0.0%
     TOTAL.......................................................     1,966,475         49.0%
     All directors and officers as a group (14 persons)(6).......     1,021,923         25.5%

---------------

(1) Includes, where applicable, shares issuable pursuant to options exercisable within 60 days of the date of this table.

(2) The business address of Mr. Goldberg, who owns more than 5% of the Company's Common Stock, is 320 Needham Street, Newton Upper Falls, MA 02164. The home address of Mr. Zoino is 175 Moraine Street, Brockton, MA 02401. The address for Heartland Advisors is 790 North Milwaukee Street, Milwaukee, WI 53202.

(3) Includes 100,000 shares held by a family trust for family members of Mr. Goldberg. Mr. Goldberg, who is not a trustee of the trust, disclaims beneficial ownership of these shares.

(4) Includes 5,700 shares held by Dr. Simon's son. Dr. Simon disclaims beneficial ownership of these shares.

(5) Includes 1,000 shares held by Mr. Gorman's spouse.

(6) Excludes shares held by Mr. Hadge, a nominee for director.

                              CERTAIN TRANSACTIONS

     The Company leases certain of its facilities from employees, some of whom are directors, executive officers or stockholders of the Company, or from entities in which such persons have interests.

     The Company's principal facility in Newton Upper Falls, Massachusetts is leased from Donald T. Goldberg, Chairman of the Board of the Company, and William S. Zoino, formerly a director and executive officer and currently a beneficial owner of more than five percent of the outstanding Common Stock of the Company, who own the property as tenants in common. Rental payments to Messrs. Goldberg and Zoino aggregated $714,000 for fiscal year 1997.

     The Company's Brockton, Massachusetts facility is leased from GZA Investment Associates Trust, a Massachusetts business trust in which the Company owns a two-thirds interest together with two other shareholders, Mr. Zoino and Joseph E. Hebert, a former employee of GZA Drilling, Inc. Lease payments to GZA Investment Associates Trust totaled $72,000 in fiscal year 1997. In June 1996, the Company acquired its interest in the trust by purchasing the shares of the trust held by four individuals, Mr. Goldberg, Joseph D. Guertin and John E. Ayres (each of whom is a director, executive officer or beneficial owner of more than five percent of the outstanding Common Stock of the Company) and one other, Steven J. Trettel, a current employee of GZA GeoEnvironmental. In consideration for its interest in the trust, the Company paid $12,000 each to Messrs. Goldberg, Ayres, Guertin and Trettel.

     For the first half of fiscal year 1997, the Company's Manchester, New Hampshire facility was leased from GZNH Associates, a New Hampshire general partnership whose partners were Messrs. Zoino and Guertin, Richard M. Simon and Joseph P. Hehir (each of whom is a director, executive officer, or beneficial owner of more than five percent of the outstanding Common Stock of the Company) and three others, Steven J. Trettel, a current employee of GZA GeoEnvironmental, and Mathew DiPilato and Paul Sanborn, both former employees of GZA GeoEnvironmental. Lease payments to GZNH Associates totaled $62,868 in fiscal year 1997. The Manchester facility was sold in August 1996 to an unrelated party from whom the Company continues to lease the office space.

     The Company's Providence, Rhode Island facility is leased from GZRI Associates, a Rhode Island general partnership whose partners are Messrs. Goldberg and Zoino (each of whom is a director, executive officer, or beneficial owner of more than five percent of the outstanding Common Stock of the Company) and four others, Michael A. Powers, Frank W. Clark, David R. Carchedi and Nicholas A. Campagna, all current employees of GZA GeoEnvironmental. Lease payments to GZRI Associates totaled $108,039 in fiscal year 1997.

     The Company believes that the foregoing leases were entered into on terms no less favorable to the Company than could reasonably have been obtained in arm's-length transactions with independent third parties.

     The Company entered into an arrangement in September 1995 with Donald T. Goldberg, Chairman of the Board and formerly the Company's Chief Executive Officer, to provide management consulting services to the Company. Mr. Goldberg's consulting services have been focused on the further development and expansion of GZA's geotechnical engineering practice and on the enhancement of client relations and customer satisfaction through greater personal contact and communication. Prior to January 1, 1997, Mr. Goldberg was compensated for both his Board-related activities and his consulting services with a monthly fee of $8,333. On January 1, 1997, Mr. Goldberg became a part-time employee of GZA GeoEnvironmental due to his increased involvement in engineering and management of certain technical projects under contract by the Company. During the period January 1, 1997 to February 28, 1997, Mr. Goldberg received $14,615 salary from the Company plus expenses plus statutory benefits only. Since becoming an employee of the Company on a part-time basis, Mr. Goldberg has received no separate compensation for his service as a director.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has appointed Coopers & Lybrand L.L.P. as the Company's independent public accountants for fiscal year 1998, and submits this appointment for ratification by the stockholders at the 1997 Annual Meeting. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the 1997 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     If a quorum is present at the 1997 Annual Meeting, the affirmative vote of holders of a majority of the Common Stock present or represented and voted at the meeting is required to ratify the appointment of the Company's independent public accountants.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the 1998 fiscal year.

               PROPOSALS OF STOCKHOLDERS FOR 1998 ANNUAL MEETING

     Proposals of stockholders of the Company intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must, in order to be included in the Company's Proxy Statement and the form of proxy for the 1998 Annual Meeting, be received at the Company's principal executive offices no later than February 3, 1998.

     In addition, under the by-laws of the Company, any stockholder intending to present at the 1998 Annual Meeting (a) any proposal (other than a proposal by, or at the direction of, the Board of Directors of the Company) which proposal relates to the nomination of candidates for election as directors of the Company or (b) any other proposal not made by, or at the direction of, the Board of Directors, Chairman of the Board or President of the Company, must give written notice of such proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to the Secretary of the Company not later than March 14, 1998 and not before December 14, 1997; provided, however, that if less than 70 days' notice or prior public disclosure of the scheduled Annual Meeting is given or made, such notice from the shareholder, to be timely, must be given within 10 days following public disclosure or mailing of notice of the meeting, whichever is earlier.

                             AVAILABLE INFORMATION

     Management of the Company will provide, without charge, a copy of its most recent annual report on Form 10-K (excluding exhibits but including any financial statements and financial statement schedules included or incorporated by reference therein) to each person solicited by this Proxy Statement at his or her written request, addressed to the Company at 320 Needham Street, Newton Upper Falls, Massachusetts 02164, Attention: Investor Relations.

     The date of this Proxy Statement is June 10, 1997.

                     GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, July 15, 1997, in order to be voted at the meeting.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

GZA GeoEnvironmental Technologies, Inc.






                Please Detach and Mail in the Envelope Provided


A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                 For All
                 Except           Withhold       Nominees:

1)  Proposal to   / /               / /                   M. Joseph Celi
    elect the                                             William E. Hodge
    following                                             Lewis Mandell
    nominees to                                           Andrew P. Pajak
    three year terms as Class II Directors.

To withhold authority to vote for any individual nominee, check the "For All Except" box and strike a line through that nominee's name in the list at right.

                                                        FOR     AGAINST  ABSTAIN
2)  Proposal to ratify the appointment of Coopers &     / /       / /      / /
    Lybrand as the Company's independent public accountants for the fiscal year ending
    February 28, 1998.

This proxy is being solicited on behalf of the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2 IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A stockholder wishing to vote in accordance with the recommendations of the Board of Directors need only sign and date this proxy and return it in the enclosed envelope.

Comments/Address Change: ______________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

__________________________________________________________________________GZACM

RECORD DATE SHARES:

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Stockholder sign here__________________________________________________________

Co-owner sign here______________________________ Date____________________, 1997

NOTE: Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

                Please Detach and Mail in the Envelope Provided

                                     PROXY
                    GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
                               230 NEEDHAM STREET
                    NEWTON UPPER FALLS, MASSACHUSETTS 02164

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 15, 1997

The undersigned hereby constitutes and appoints Donald T. Goldberg, Andrew P. Pajak and Joseph. D. Guertin, Jr., and each of them acting singly, as proxies of the undersigned, each with full power to appoint his substitute, and authorizes each of them, and each substitute so appointed, to represent and vote all shares of Common Stock of GZA GeoEnvironmental Technologies, Inc. (the "Company") held of record by the undersigned at the close of business on May 20, 1997 at the Annual Meeting of Stockholders of the Company to be held at The Sheraton Needham Hotel, 100 Cabot Street, Needham, Massachusetts on July 15, 1997 at 10:00 a.m. local time and at any adjournments thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and of the Proxy Statement relating thereto, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.